Rotech Announces Dual Strategy to Maximize Value

Wilmington, DE – May 21, 2013 –Rotech Healthcare Inc. (OTCBB: ROHIQ) announced today that it informed the U.S. Bankruptcy Court that simultaneous with its pursuit of confirmation of its joint plan of reorganization by August, the Company will continue its prepetition marketing efforts to identify a buyer for its business.

“Although we have already pursued a sale and other strategic options for a number of years, in light of the formation of the equity committee and the possibility that our shareholders will lose the ten cents per share that was negotiated prepetition, we want to take the extra step of continuing our sale process in order to ensure that we have exhausted every possible source of value for our shareholders,” said Rotech CEO Steven Alsene. “Regardless of which path we follow, we remain steadfast in our commitment to pay trade creditors and vendors in full upon emergence from Chapter 11.”

Any party interested in learning more about Rotech’s sale process should contact Barclays.

During last week’s proceedings, over the objections of the equity committee, the Bankruptcy Court also gave final approval of Rotech’s $30 million debtor-in-possession financing facility which helps to ensure that the Company will have sufficient liquidity to meet its vendor obligations during its Chapter 11 cases.

Rotech filed for Chapter 11 on April 8, 2013 and also filed a pre-arranged plan of reorganization that converts more than $300 million of the Company’s 10.5% Secured Second Lien Notes into common equity of the reorganized Company, thereby eliminating this tranche of secured debt and its related interest expense. Rotech intends to file an amended plan and will seek approval of a disclosure statement on June 13th.

The Company filed its voluntary petitions and plan of reorganization in the U.S. Bankruptcy Court for the District of Delaware in Wilmington. The case number is 13-10741
Proskauer Rose, LLP serves as the Company’s legal advisor, Barclays as financial advisor and AlixPartners as restructuring advisor.
Wachtell Lipton Rosen & Katz serves as legal advisor to each of the Consenting Noteholders holding Second Lien Secured Notes.
About Rotech Healthcare Inc.
Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. Rotech provides equipment and services nationwide, primarily in non-urban markets in all 50 states and the District of Columbia.  The Company’s equipment and services are sourced through approximately 400 operating locations in 47 states.

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Forward-Looking Statement
Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Exchange Act), which reflect the Company’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to that the Company will have sufficient cash on hand to pay its operating expenses; the Company’s ability to continue to comply with other covenants under its notes or credit facility; potential decreases in Medicare Part B reimbursement rates; legislative or regulatory changes to Medicare or related programs; health care reform, including recently enacted legislation; adjustments in reimbursement rates set by the Centers for Medicare & Medicaid Services; the effects of the competitive bidding process under Medicare; the accreditation of the Company’s operating locations and their compliance with government standards for coverage and payment; the ability of the Company to develop, secure approval of and consummate a prearranged plan of chapter 11 reorganization; the Company’s ability to improve its operating structure, financial results and profitability following emergence from chapter 11; the potential adverse effects of the chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects; the Company’s ability to generate or raise cash and maintain a cash balance sufficient to fund continued investments, capital needs and service its debt; the Company’s ability to maintain contracts that are critical to its operation; the Company’s ability to obtain and maintain normal terms with customers, suppliers and service providers; and the Company’s ability to retain key executives, managers and employees. Additional factors that may affect future results are contained in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. The Company disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Media contacts:

Sitrick And Company
AnitaMarie Laurie
(310) 788-2850
AnitaMarie@sitrick.com
Lance Ignon
(212) 573-6100
Lance_Ignon@sitrick.com